FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               THE ARBITRAGE FUNDS
                            Exact Name of Registrant


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York and the state of New York on the 15th day of February, 2000.

                                     Signature THE ARBITRAGE FUNDS
                                                -------------------------------
                                                (Name of Registrant)

                                      By: /S/ JOHN S. ORRICO
                                          -------------------------------------
                                              John S. Orrico
                                              (Name of director, trustee or
                                              officer signing on behalf of
                                              Registrant)

                                          PRESIDENT
                                          -------------------------------------
                                            (Title)

Attest: /S/MARK CAMPBELL
        --------------------------
          Mark Campbell

       ASSISTANT SECRETARY
             (Title)